HYNES & HOWES INSURANCE COUNSELORS, INC.
                    Statement of Retained Earnings (Deficit)
              For the Years Ended September 30, 1996, 1995 and 1994


                                              Year Ended September 30,
                                        1996            1995            1994

Balance at Beginning of Year    $ (3,098,392)   $ (3,091,877)   $ (3,104,291)

Income (Loss) for the Year            15,397          (6,515)         12,414

Balance at End of Year          $ (3,082,995)   $ (3,098,392)   $ (3,091,877)








                          Statement of Paid-In Capital
              For the Years Ended September 30, 1996, 1995 and 1994

Balance at Beginning
  and End of Year              $         100    $        100    $        100










Notes to Financial Statements are an integral part of these statements.